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                 October 26, 2021

       Benyamin Buller
       Chief Executive Officer
       Velo3D, Inc.
       511 Division Street
       Campbell, California 95008

                                                        Re: Velo3D, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 21,
2021
                                                            File No. 333-260415

       Dear Mr. Buller:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Patrick Faller, Staff Attorney, at (202) 551-4438 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Per B. Chilstrom